Exhibit 99.1

TherapeuticsMD Announces Full Year 2023 Financial Results

●	Evaluation of strategic alternatives continues

BOCA RATON, Fla.--(BUSINESS WIRE)--Mar. 29, 2024-- TherapeuticsMD, Inc. (“TherapeuticsMD” or the “Company”) (NASDAQ: TXMD), a company that owns rights to pharmaceutical royalties, today reported financial results for the full year ended December 31, 2023.

“We continue to explore a variety of strategic alternatives with the goal of maximizing value for our shareholders,” stated Marlan D. Walker, Chief Executive Officer of TherapeuticsMD.

Full Year 2023 Financial Results

Net Income (Loss) from Continuing Operations

●	Net loss from continuing operations was $(7.7) million, or $(0.74) per basic and diluted common share, compared to net income from continuing operations of $1.1 million, or $0.12 per basic and $0.11 per diluted common share, for 2022.

License and Service Revenues from Continuing Operations

●	Gross license royalties totaled approximately $4.5 million under the Mayne License Agreement for the full year ending December 31, 2023. Included in this amount are $3.0 million of gross minimum royalty payments paid under the Mayne License Agreement. The Company recognizes license revenue only on amounts in excess of the gross minimum royalty amounts earned under the Mayne License Agreement. Our net license royalty income is allocated and reported in revenue, net and other income based on the proportion of the sales from each of our licensed products. Based on sales of our licensed products, the Company recognized $1.3 million in revenue, net and approximately $0.5 million in other income in the year ending December 31, 2023 related to net license royalties.

Total Operating Expenses from Continuing Operations

●	Total operating expenses from continuing operations for 2023 were $9.8 million, a decrease of $57.6 million, or 85.4%, compared to 2022, primarily attributable to lower general and administrative expenses due to the transition of the Company’s business from a commercializing pharmaceutical business to a royalty-based business.

Evaluation of Strategic Alternatives

●	The Company continues to evaluate a variety of strategic alternatives that may include, but not be limited to, an acquisition, merger, other business combination, sale of assets, or other strategic transactions involving the Company. Although the Company is exploring potential strategic alternatives, there can be no assurance of a transaction, a successful outcome of these efforts, or the form or timing of any such outcome. The Company has not set a timetable for completion of this exploration process and does not intend to disclose further developments unless and until it is determined that disclosure is appropriate or necessary.

Balance Sheet

●	As of December 31, 2023, the Company’s cash and cash equivalents totaled $4.3 million.

About TherapeuticsMD

TherapeuticsMD was previously a women’s healthcare company with a mission of creating and commercializing innovative products to support the lifespan of women from pregnancy prevention through menopause. In December 2022, the Company changed its business to become a pharmaceutical royalty company, primarily collecting royalties from its licensees. The Company is no longer engaging in research and development or commercial operations.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies, including the exploration of potential strategic alternatives that may include, but are not limited to, an acquisition, merger, other business combination, sale of assets, or other strategic transactions, and the completion of such a review process as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: whether the company’s licensees will be successful at commercializing the products that they licensed and acquired from TherapeuticsMD; whether the company is successful in winding down its operations and the costs associated therewith, including the company’s ability to obtain any additional financing necessary therefor and any adjustments to the net working capital purchased as part of the Mayne Pharma transaction; whether the company is successful in identifying strategic pathways to create additional shareholder value; the company’s ability to remain listed on Nasdaq; the impact of product liability lawsuits; the impact of leadership transitions; and the volatility of the trading price of the company’s common stock.

Marlan D. Walker
Chief Executive Officer
561-961-1900
IR@TherapeuticsMD.com

Lisa M. Wilson
In-Site Communications, Inc.
212-452-2793
lwilson@insitecony.com

Source: TherapeuticsMD, Inc.